Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

Palladyne AI Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	8,365,446	$4.505(1)	$37,686,334.23	0.00013810	$5,204.49

	Total Offering Amounts					$37,686,334.23		$5,204.49

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$5,204.49

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)

This registration statement registers 2,672,013 outstanding shares of common stock of the registrant and up to 5,693,433 shares of common stock of the registrant issuable upon the achievement of certain earnout targets.

(3)

Represents shares that may be sold by the selling stockholders identified in the registration statement. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Select Market on January 2, 2026.